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                                                                  EXHIBIT 10.43

                                          * CONFIDENTIAL TREATMENT REQUESTED.
                                            CONFIDENTIAL PORTION HAS BEEN FILED
                                            SEPARATELY WITH THE SECURITIES AND
                                            EXCHANGE COMMISSION.


                           SOFTWARE LICENSE AGREEMENT

  This Agreement is made and entered into by and between Infoseek Corporation ("Infoseek"), a corporation organized under the laws of the State of California, with its principal place of business at 2620 Augustine Drive, Santa Clara, CA 95054 and NYNEX Information Technologies Company ("Licensee"), a corporation organized under the laws of the State of Delaware with its principal place of business at 35 Village Road, Middleton, MA 01949 and is effective the date it is executed by Infoseek ("Effective Date").

  DEFINITIONS

 *A.      [

                                                                             ]

  B. "Derivative Work(s)" means a work which has been created based upon Licensed Software, or documentation related to the Licensed Software, such as a portation, localization, enhancement, improvement, revision, modification, translation, abridgment, condensation, expansion, or any other form, including a new work in which the Licensed Software or such documentation may be recast, transformed or adapted, which, if prepared, used and/or distributed in the absence of appropriate authorization, would constitute an infringement of the owner's intellectual property rights.

  C.       "Documentation" means the documentation described in Exhibit A.

  D. "Licensed Software" means the software in binary code form specified in Exhibit A and any Revisions of the Licensed Software (as hereinafter defined), received by Licensee from Infoseek pursuant to this Agreement. Licensee understands and acknowledges that portions of the Licensed Software may be licensed by Infoseek from third parties ("Third Party Portions") and that Infoseek's performance hereunder is subject thereto. Infoseek agrees to use reasonable best efforts to enter into applicable third party licenses consistent with this Agreement, and to obtain an indemnification by the applicable Third Party of Licensee and Sublicensees against infringement by the Third Party Portions substantially consistent with the indemnification provision provided by Infoseek in Sections 7.1 (other than the last sentence) and 7.2 hereof.

  E. "Revisions of the Licensed Software" means modifications to or revisions of the Licensed Software, in binary code form, that incorporate changes, enhancements, and upgrades to the functions and capabilities of the Licensed Software made by Infoseek, if any, as may be provided to Licensee pursuant to this Agreement. Licensee shall have the option to license from Infoseek Revisions of the Licensed Software, subject to the terms specified in Exhibit B. All Revisions of the Licensed Software provided to Licensee shall be considered to be Licensed Software and shall be subject to all terms and conditions of this Agreement.

  In consideration of the mutual covenants contained in this Agreement, Infoseek and Licensee agree as follows:

  1.       LICENSE GRANT TO LICENSEE

           1.1 Subject to the provisions of this Agreement, including all Exhibits, Infoseek grants to Licensee a personal, worldwide, non-exclusive, non-transferable (except as specified in Section 1.1 c below), non-assignable (except as specified in
                    Section 15 below) right to:


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                  a.       use and reproduce the Licensed Software solely for
                           the purpose specified in Paragraph 1.2 below, in any medium. The license granted hereunder is solely for Licensee's internal use; and

                  b. use the Documentation related to the Licensed Software solely in conjunction with the permitted use of the Licensed Software; and

                  c. Licensee may sublicense the Licensed Software, to any Affiliate as defined in Section 15 below ("Sublicensee") provided that (i) Licensee gives Infoseek at least thirty (30) days prior written notice of such sublicense, (ii) the Sublicensee agrees to be bound by, and Licensee shall ensure that Sublicensee shall perform, all the provisions of this Agreement applicable to Licensee, provided, however, that such Sublicensees shall have no right to further sublicense the Licensed Software, and Sublicensee shall be subject to all restrictions and limitations as apply to Licensee; and (iii) the Sublicensee prominently displays the Guide Icon as a link to
       *                   the Service on a significant page of [   ] Such link
                           will be no less prominent than any other link to a general Internet or Intranet search service or any service which is directly competitive to a then-current significant component of the Service.

       *  1.2     Licensee may use the Licensed Software [   ] including a [   ]
       *          in conjunction with an Internet-based [   ], including "Big
       *          Yellow". Big Yellow as used herein means the [   ] owned and
                  operated by Licensee or a Sublicensee pursuant to Section 1.1
                  c. above. Nothing in this Agreement shall be construed as
                  granting license rights to Licensee to the Licensed Software
       *          for [   ], including, without limitation, a [   ] or [   ],
                  without the prior written permission of Infoseek.

         1.3 Licensee shall have the right to make as many copies of the Licensed Software as are necessary or appropriate for purposes of exercising its license rights under this Agreement, but agrees that all such copies will contain the copyright notices and any other reasonable and appropriate propriety markings or confidential legends that appear in the Licensed Software.

         1.4 Licensee agrees pursuant to this Agreement not to decompile, reverse engineer, disassemble, or otherwise determine or attempt to determine source code for the executable code of the Licensed Software or to create any Derivative Works based upon the Licensed Software or Documentation, except to the extent as may occur as part of the joint development described in Section 8.2 below, and agrees not to allow anyone else to do so.

         1.5 Licensee acknowledges that Infoseek and its suppliers have a proprietary interest in the Licensed Software. Licensee agrees to use the same efforts to prevent unauthorized licensing, copying and/or use of the Licensed Software as Licensee uses for its own most rigorously protected software. If Licensee becomes aware of any unauthorized licensing, copying, or use of the Licensed Software, Licensee shall promptly notify Infoseek in writing.

2.       TITLE

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* CONFIDENTIAL TREATMENT REQUESTED
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         Title to and ownership of the Licensed Software and the Documentation, all Derivative Works based upon the Licensed Software or Documentation and all works jointly developed by Infoseek and Licensee (whether in machine-readable or printed form, in whole or in part, and including without limitation all related technical know-how and all rights therein (including patents, copyrights, and trade secrets applicable thereto) are and shall remain the exclusive property of Infoseek and its suppliers. Licensee shall not jeopardize, limit or interfere with the such rights in the Licensed Software and related Documentation.


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3.       DELIVERY OF LICENSED SOFTWARE

         3.1 Infoseek shall deliver to Licensee the deliverables for Licensed Software as set forth in Exhibit A.

         3.2 Revisions of the Licensed Software are included during the Initial Term of this Agreement and any renewal terms under
                  Section 9.1.a. below; provided, however, Revisions of the Licensed Software are not included, during the fully-paid up license period described in Paragraph 9.1.b.
                  below.

4.       PAYMENTS, TAXES

         4.1 Payments by Licensee under this Agreement shall be made to Infoseek in United States dollars to Infoseek's address first specified above or to such other address as may be indicated by Infoseek in writing from time to time. Fees and payment schedules are specified in Exhibit B.

         4.2 All fees and charges payable by Licensee under this Agreement are exclusive of shipping, handling, and any federal, state, municipal or other governmental taxes, duties, licenses, fees, excises or tariffs now or hereinafter Imposed on the use of the Licensed Software. Licensee shall pay all taxes, whether currently or hereafter applicable, assessed or arising out of this transaction, including, without limitation, excise, withholding, sales or use taxes imposed upon the Licensee, or Infoseek, but not including any taxes based upon Infoseek's net income.

5.       CONFIDENTIAL INFORMATION

         5.1 Either Infoseek or Licensee may disclose to the other certain information that the disclosing party deems to be confidential and proprietary ("Proprietary Information"). Such Proprietary Information will be clearly and conspicuously marked at the time of its first disclosure to the receiving party. Such Proprietary Information includes, but is not limited to, the terms of this Agreement, and technical and other business information of Infoseek and Licensee that is not generally available to the public.

         5.2 Except as provided therein, the party receiving Proprietary Information shall use the confidential information disclosed pursuant to this Section 5 only to carry out the purposes specified in this Agreement, all other uses thereof being prohibited. The receiving party, however, will not be required to keep confidential such Proprietary Information that becomes generally available without fault on its part; is already rightfully in the receiving party's possession without restriction prior to its receipt from the disclosing party; is independently developed by the receiving party, is disclosed by third parties without similar restrictions; is rightfully obtained by the receiving party from third parties without restriction; or is otherwise required by law or judicial process.

6.       MUTUAL REPRESENTATIONS AND WARRANTIES

         6.1      Representations, Warranties, and Limitation of Liability

                  Limited Warranty: Infoseek represents and warrants to Licensee that:

                  (i) Infoseek is the sole and exclusive owner of all intellectual property rights in and to Infoseek's proprietary portion of Licensed Software.


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                  (ii)     Infoseek has all legal right and authority to grant
                           and convey to Licensee the rights and licenses contained in this Agreement without violation or conflict with any law.

                  (iii) There is no action, suit, claim, arbitration, or other proceeding pending or threatened which questions this Agreement or Infoseek's ownership of the Licensed Software or any intellectual property rights therein.

                  (iv) To the best of Infoseek's knowledge and belief, the Licensed Software does not infringe upon any proprietary right or intellectual property rights of any third party.

                  (v) The Licensed Software will have, at least, substantially the functionality and performance of the software currently used by Infoseek for the Infoseek Guide.

         6.2 Each party represents and warrants to the other party only that the performance of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is party.

7.       INDEMNIFICATION; DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

         7.1 Infoseek shall defend Licensee in any action brought against Licensee to the extent such action is based on a claim that the Licensed Software infringes any patent, copyright, trademark or trade secret. Infoseek will pay resulting costs, damages, and legal fees finally awarded against Licensee in such action and any related settlement amount, which are attributable to such claim, provided that Licensee (i) promptly (within twenty (20) days) notifies Infoseek in writing of any such claim and Infoseek has sole control of the defense and all related settlement negotiations, and (ii) cooperates with Infoseek, at Infoseek's expense, in defending or settling such claim. "Licensed Software" as used in this Paragraph 7.1 and Paragraph
                 7.2 below shall not apply to any Third Party Portions.

         7.2 Should the Licensed Software become, or be likely to become in Infoseek's opinion, the subject of infringement of such copyright, patent, trademark or trade secret, Infoseek may procure for Licensee the right to continue using the same or replace or modify it to make it non-infringing. Infoseek shall have no liability for any claim to the extent based upon the use, operation or combination of the Licensed Software with non-Infoseek programs, data or equipment, if such infringement would have been avoided but for such use, operation or combination. If Infoseek elects to replace or modify the infringing item(s), such replacement or modification shall substantially meet the functional and performance specifications of Licensed Software. The foregoing states the entire liability of Infoseek with respect to infringement of copyrights, patents, trademarks or trade secrets.

         7.3 Licensee shall defend Infoseek in any action brought against Licensee to the extent such action is based on a claim arising out of (i) any injury to person or property caused by any products or services sold or otherwise distributed in connection with any Licensee Aggregate Shopping Service, including Big Yellow or (ii) any material in the Aggregate Shopping Service infringing or allegedly infringing any copyright, patent, trade secret, trademark or other proprietary right of any third party. Licensee will pay resulting costs, damages, and legal fees finally awarded against Infoseek in such action and any related settlement amount, which are attributable to such claim, provided that Infoseek (i) promptly (within twenty (20) days) Infoseek notifies Licensee in writing of any such claim and Licensee has sole control of the defense and all related settlement negotiations, and (ii) cooperates with Licensee, at Licensee's expense, in defending or settling


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                  such claim.


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         7.4     EXCEPT AS SPECIFIED IN SECTION 6 ABOVE, INFOSEEK SPECIFICALLY
                 DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. INFOSEEK DOES NOT REPRESENT OR WARRANT THAT ANY LICENSED SOFTWARE, OR DOCUMENTATION IS ERROR FREE, OR THAT ITS USE WILL BE UNINTERRUPTED. EXCEPT AS SPECIFIED IN SECTION 6 INFOSEEK DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE LICENSED SOFTWARE, OR THE DOCUMENTATION OR WRITTEN MATERIALS IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS, OR OTHERWISE. NO WARRANTIES ARE MADE TO LICENSEE BY ANY SUPPLIERS WHICH MAY HAVE DIRECTLY OR INDIRECTLY SUPPLIED ALL OR PART OF THE LICENSED SOFTWARE TO INFOSEEK, EXCEPT AS THOSE WARRANTIES, IF ANY, WHICH BY CONTRACT FLOW TO LICENSEE. THE ENTIRE RISK AS TO THE PERFORMANCE (EXCEPT AS SPECIFIED IN SECTION 6 ABOVE) OR RESULTS OF THE LICENSED SOFTWARE IS ASSUMED BY LICENSEE. INFOSEEK MAKES NO WARRANTY THAT ALL ERRORS WILL BE CORRECTED.

         7.5 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF THE PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM AGAINST THE OTHER BY ANY THIRD PARTY.

8.       SUPPORT SERVICES

         8.1 Infoseek shall, on a fully-burdened labor materials and expenses basis, (i) perform maintenance, support, and implementation ("Support Services"); and (ii) upon request by Licensee, and subject to the approval of Infoseek, which approval shall not be unreasonably withheld, work with third party developers who may be developing software to be used in conjunction with the Licensed Software. "Maintenance" consists of Infoseek's reasonable best efforts to make bug fixes and error corrections with respect to replicable errors and documented error and bug reports submitted by Licensee. Support Services and the process for communicating error and bug reports shall be as mutually agreed to by the parties and reviewed on a quarterly basis. Infoseek agrees to use reasonable best efforts to accomplish Support Services within the agreed upon timeframes. The parties agree to utilize the Software Support and Program Error Corrections process set forth in Exhibit C-1 hereto. Support Services are provided by Infoseek to Licensee only. Licensee shall provide Support Services to Sublicensees.

         8.2 Infoseek shall not, during the term of the separate Infoseek/NYNEX Agreement between the parties of even date ("Infoseek/NYNEX Icon Agreement") license to third parties for use in an Aggregate Shopping Service any works jointly developed by Licensee and Infoseek provided that (i) Infoseek and Licensee shall have specifically agreed in writing in advance that such jointly developed works shall be subject to this provision, (which approval by Infoseek shall not be unreasonably withheld) and (ii) to the extent such jointly developed works contain pre-existing or separately developed works of Infoseek, or are not works jointly developed by Licensee and Infoseek this provision shall not apply to such portion.

9.       TERM OF AGREEMENT; PAYMENTS DURING RENEWAL TERMS; AUDIT

         9.1     a.     The initial term ("Initial Term") of this Agreement
                        shall commence on the Effective Date

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                           and shall terminate two (2) years following the
                           termination date ("Infoseek/NYNEX Icon Agreement Termination Date") of the Infoseek/NYNEX Icon Agreement. After the Initial Term, unless Licensee shall have then-previously elected its option under Paragraph 9.1.b. below, this Agreement may be renewed for consecutive annual renewal terms as follows:
                           Licensee shall have an option to renew for subsequent annual renewal terms at a Licensed Software License
        *                  Fee [  ] of the collected revenues attributable
                           to the Aggregate Shopping Services of Licensee and Sublicensees utilizing the Licensed Software, subject
        * to an annual minimum of [ ]. Payments during any renewal terms shall be payable on a monthly basis, within fifteen (15) days after the end of each month during the applicable renewal term based on the
        *                  percentage of [   ] as specified, and, if the
                           cumulative monthly payments for any renewal term fail
        * to meet or exceed the minimum annual amount of [ ] Licensee shall pay to Infoseek the difference between
        *                  such cumulative payments and [   ] no later than
                           thirty (30) days after the end of such renewal term. This Agreement will expire unless Licensee gives Infoseek written notice of its decision to renew at least thirty (30) days prior to the end of the then-current term. Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following notice to the breaching party.

                  b. Licensee shall have the option by written notice to Infoseek prior to the first anniversary date of the Infoseek/NYNEX Icon Agreement Termination Date to
        *                  acquire a [  ] to the Licensed Software for the
        *                  period ending [   ] after the Infoseek/NYNEX
                           Agreement Termination Date. The price for such option
        *                  shall be [  ] and payment therefor shall accompany
        *                  such notice. For the duration of such [   ] period,
                           Infoseek agrees to provide maintenance of the Licensed Software at a price payable on a quarterly
        *                  basis equal to the greater of [   ] of Infoseek's
                           fully burdened labor, materials, costs and expenses; provided, however, Licensee may terminate Infoseek's maintenance obligations upon at least thirty (30) days prior written notice. "Maintenance" consists of Infoseek's reasonable best efforts to make bug fixes and error corrections with respect to replicable errors and documented error and bug reports submitted by Licensee.

         9.2      a.       Infoseek shall have the right to retain a U.S.
                           nationally prominent or other mutually agreeable independent auditor to whom Licensee shall allow reasonable access to Licensee's books of account and other records relating to the calculation of the amounts payable as provided in this Section 9 for the purpose of verifying the amounts due and payable to Infoseek under this Agreement. The information disclosed by Licensee to such auditors in the course of performing such audit will be kept confidential by the auditor. Access to Licensee's documentation shall be during Licensee's regular business hours upon at least fifteen (15) days prior written notice and may be conditioned upon the auditor executing a confidentiality agreement in a form reasonably, acceptable to Licensee relating to the auditors performance of an audit hereunder.

                  b. Licensee shall have the right to retain a U.S. nationally prominent or other mutually agreeable independent auditor to whom Infoseek shall allow reasonable access to Infoseek's books of account and other records relating to the calculation of the amounts payable as provided in this Section 9 and
                           Section 8.1 for the purpose of verifying the amounts due and payable to Licensee under this Agreement. The information disclosed by Infoseek to such auditors in the course of performing such audit will be kept

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                           confidential by the auditor. Access to Infoseek's
                           documentation shall be during Infoseek's regular business hours upon at least fifteen (15) days prior written notice and may be conditioned upon the auditor executing a confidentiality agreement in a form reasonably acceptable to Infoseek relating to the auditor's performance of an audit hereunder.

10.      DEFAULT; DISPUTES

         10.1 Either party may terminate this Agreement by giving written notice to the other party, specifying the reasons therefor:

                  a. if the other party fails to perform or comply with a material provision of this Agreement, including Licensee's failure to promptly pay any material amount(s) due under the provisions of Exhibit B, and such party fails to cure alleged default within sixty
                           (60) days following its receipt of a written notice of such default, or

                  b. if the other party becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, files or has filed against it by a third party any petition under any Bankruptcy Act, or any application for a receiver of the other party is made by anyone and such petition or application is not resolved favorably to the other party within sixty
                           (60) days.

         10.2 Termination shall be effective sixty (60) days following one party giving notice to the other party, if the occurrence giving rise to the right of termination has not been cured. The parties shall endeavor to effect a smooth transition in the event of such a termination, and specifically shall use their reasonable best efforts to avoid interruption of any Aggregate Shopping Service utilizing the Licensed Software upon such termination.

         10.3 The right to terminate this Agreement under this Section 10 shall not preclude any other rights and remedies provided by law or equity or this Agreement.

         10.4 In the event of any disputes other than whether payments are due under this Agreement, authorized representatives of Infoseek and Licensee shall meet no later than ten (10) working days after receipt of notice by either party of request for dispute resolution and shall enter into good faith negotiations aimed at resolving the dispute. If the representatives are unable to reach mutually satisfactory resolution of the dispute within the next five (5) working days, each party shall, within five (5) working days, designate a top management executive who will attempt, over the next thirty (30) days, to resolve the dispute. No party shall bring legal action for breach of this Agreement until the thirty (30) days have elapsed. This Section 10.4 shall not limit either party's ability to seek an injunction or other equitable relief for breach of confidentiality as set forth in
                  Section 5 of this Agreement, breach of Sections 1.4 or 8.1 of this Agreement, or as may be necessary to protect either party's intellectual property, name or resources.

11.      TERMINATION

         11.1 Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not release or limit liability for breach of a party's obligations hereunder at law or in equity. Upon termination or expiration of this Agreement, Licensee's licenses, including licenses granted for Licensed Software, and documentation therefor, granted under this Agreement shall terminate.

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         11.2     Immediately upon termination of this Agreement, Licensee shall deliver to Infoseek all copies of the Licensed Software, Documentation, and any other materials provided by Infoseek to Licensee hereunder or in its possession or under its control, and shall furnish to Infoseek a written acknowledgment that such delivery has been fully effected. Within thirty (30) days after termination of this Agreement, Licensee shall pay to Infoseek all sums then due and owing.

         11.3 The respective rights and obligations of Infoseek and Licensee under the provisions of Paragraphs 1.4, 1.5, 2, 4, 5, 7, 9, 11, 12, 15 and all other provisions of this Agreement which may be reasonably interpreted or construed as surviving the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement.

12.      GOVERNING LAW

         This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of California. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. Each party irrevocably consents to the exclusive jurisdiction of any state or federal court for or within Santa Clara County, California over any action or proceeding arising out of or related to this Agreement, and waives any objection to venue or inconvenience of the forum in any such court.

13.      SOLE AGREEMENT

         This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior and contemporaneous discussions, communications, writings or agreements between them. This Agreement shall not be modified except by a written agreement dated on or subsequent to the date of this Agreement and signed on behalf of Licensee and Infoseek by their respective duly authorized representatives.

14.      SEVERABILITY

         If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Parties will seek in good faith to agree on replacing an invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision which, in effect, will form an economic viewpoint, most nearly and fairly approach the effect of the invalid, illegal, or unenforceable provision.

15.      ASSIGNMENT

         Neither party may assign this Agreement by operation of law or otherwise, in whole or in part, other than pursuant to a merger or a transfer of a majority of its assets, without the other party's written consent, which consent shall not be unreasonably withheld or delayed; provided, however, either party may assign this Agreement to an Affiliate or Successor without the prior written consent of the other party and further provided that Licensee may not assign this Agreement to any entity which provides a general Internet or Intranet search service directly or indirectly competitive to Infoseek. "Affiliate" shall mean any entity of which a party owns at least one-third of the equity, or any entity that owns at least one-third of the equity of either party. "Successor" means any entity that has a right to provide Big Yellow or the Service. Any attempt to assign this Agreement in derogation hereof shall be null and void.

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16.      THE PARTIES AS INDEPENDENT CONTRACTORS

         The parties to this Agreement are independent contractors. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon either party, and only for so long as such minimal ownership exists.

17.      WAIVER

         The waiver by either party of a breach of or a default under any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of agreement or remedy by such party.

18.      FURTHER ASSURANCES

         Each party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other party for the implementation or continuing performance of this Agreement.

19.      FORCE MAJEURE

         Except for Licensee's payment obligations to Infoseek under this Agreement, neither party shall be liable to the other for any failure or delay in complying with the provisions, terms and conditions of this Agreement, nor shall any such failure or delay constitute an event of default, if such failure or delay shall be due to causes beyond either of the party's reasonable control. This provision shall not, however, release a party from using its reasonable best efforts to avoid or remove all such causes and both parties shall continue performance hereunder with reasonable dispatch whenever such causes are removed. A party claiming such non-liability shall give prompt notice thereof to the other party.

20.      NOTICES

         Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing, will reference this Agreement, and shall be deemed to have been delivered and given when (a) delivered personally or upon receipt of confirmed fax; (b) three (3) business days after having been sent by registered or certified first class mail, return receipt requested, postage and charges prepaid, whether or not actually received; or (c) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this
         Section 20.

If to Licensee:                              With a copy to:
President                                    General Counsel
NYNEX Information Technologies Company       NYNEX Information Resources Company
35 Village Road                              35 Village Road
Middleton, MA 01949                          Middleton, MA 01949
Fax (508) 762-1066                           FAX (508) 762-1071



                                    11 of 25

 If to Infoseek:                                 With a copy to:

 President                                       Infoseek Corporation
 Infoseek Corporation                            Attn.: Legal Department
 2620 Augustine Drive, Suite 250                 2620 Augustine Drive, Suite 250
 Santa Clara, CA 95054                           Santa Clara, CA 95054
 FAX: (408) 986-1889                             FAX: (408) 986-1889


 21.      PUBLICITY

                   Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party (including any contraction, abbreviation or simulation of the foregoing): and each party agrees not to use or refer to this Agreement or any provision thereof in any promotional activity without the express written approval of the other party, however, either party may issue a press release regarding this Agreement solely upon the prior approval of the other party. If a party does not give notice of its disapproval of the press release within three (3) business days of its receipt of a proposed press release, such failure to respond shall be deemed approval of said press release. Unless required by law, and except for disclosure on a "need to know basis" to its own employees, and its legal, investment, financial and other professional advisers, each party agrees not to disclose the terms of this Agreement or matters related thereto without the prior written consent of the other party.

 22.      TERMS CONTROL

          The terms of this Agreement shall control any conflicting or inconsistent standard terms or conditions on any purchase order or invoice of either party, notwithstanding any provision to the contrary in any such purchase order or invoice.

 23.      HEADINGS

          The headings used in this document are for convenience only and are not to be construed to have legal significance.

 24.      ESCROW FOR SOURCE CODE

* 24.1 Within [ ] of the Effective Date, Infoseek shall provide to Escrow Agent identified in Exhibit C the available buildable Source Code of the Licensed Software for deposit with Data Securities International. Infoseek shall keep the Source Code in escrow current by providing to Escrow Agent, a new deposit of the available Source Code for
* applicable updates not less than [ ] while this Agreement is in effect. This Section 24 shall apply to Licensee only and not to any Affiliate or Sublicensee, or to any Third Party Portions.

          24.2 Licensee shall have access to the Source Code upon the occurrence of any of the events and subject to the provisions set forth in Exhibit C.

          24.3 During the term of this Agreement, the Source Code shall remain in escrow and may not be


*CONFIDENTIAL TREATMENT REQUESTED
 FOR REDACTED PORTION

                                    12 of 25
                  delivered to or used by Licensee except as provided in Exhibit C.

                                    13 of 25

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the later of the two (2) dates set forth below.

ACCEPTED FOR INFOSEEK CORPORATION                           ACCEPTED FOR NYNEX INFORMATION
                                                            TECHNOLOGIES COMPANY
By:                                                         By:
   ----------------------------------                          ---------------------------------
     Authorized Signature                                        Authorized Signature

Print Name:  ROBERT E.L. JOHNSON III                        Print Name: Matthew J. Stover
           --------------------------                                  -------------------------
Title:  CEO & PRESIDENT                                     Title: Chairman of the Board
       ------------------------------                            -------------------------------
Date:  MARCH 29, 1996                                       Date:  March 29, 1996
     --------------------------------                             ------------------------------



                                    14 of 25

                                    EXHIBIT A

I.       LICENSED SOFTWARE:

         Infoseek software currently code-named:  "Ultraseek"

         (including search, retrieval, indexing and network spider technology)

II.      LICENSED SOFTWARE DOCUMENTATION:

III.  INFOSEEK DELIVERABLES:

         Master of the Licensed Software in binary form:

         Related documentation

IV.      ANTICIPATED DELIVERY DATE:

         TBD

                                    15 of 25

                                    EXHIBIT B
                                  FEE SCHEDULE

LICENSED SOFTWARE LICENSE FEES:

The following non-refundable fees shall apply for the Licensed Software:

*        Licensed Software                              [          ]

         *See Section 9 of the Agreement for Licensed Software License Fees applicable to Renewal Terms

Except as provided in Section 9 of the Agreement, all applicable fees and payments under this Agreement shall be due and payable Net thirty (30) days from the date of Infoseek's applicable invoice(s). Licensee shall pay to Infoseek the royalties payable by Infoseek applicable to the Third Party Portions licensed hereunder.

ADDITIONAL CONSIDERATIONS:

Licensee agrees to conspicuously display on the appropriate page of Big Yellow a mutually agreed upon notice indicating that the search and retrieval technology utilized by the Big Yellow service is technology licensed from Infoseek Corporation.

*CONFIDENTIAL TREATMENT REQUESTED
 FOR REDACTED PORTION

                                    16 of 25

                                    EXHIBIT C
                                ESCROW AGREEMENT

EFFECTIVE this ____ day of _____________ ("Effective Date"), this Escrow Agreement ("Escrow Agreement") is entered into by NYNEX INFORMATION TECHNOLOGIES COMPANY, with its principal place of business at 35 Village Road, Middleton, Massachusetts 01949 ("NYNEX") and Infoseek Corporation, with its principal place of business at 2620 Augustine Drive, Suite 250, Santa Clara, CA 95054 ("Infoseek"), and Data Securities International,
__________________________________ ("Escrow Agent").

                                    RECITALS

WHEREAS, Infoseek will provide NYNEX with Infoseek Licensed Software ("Licensed Software") in executable form, and Infoseek documentation (collectively "Infoseek Products") pursuant to the certain Software License Agreement dated _________________, 1996 between NYNEX and Infoseek ("Underlying Agreement"). Except as otherwise indicated, all capitalized terms in this Agreement have the same meaning as defined in the Underlying Agreement.

WHEREAS, This Escrow Agreement provides to NYNEX only and not to any Sublicensee or Affiliate, the availability to access Source Code for the Licensed Software ("Source Code") upon the occurrence of the events described in and subject to Sections 4 and 5 of this Escrow Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Escrow Agreement, NYNEX, Infoseek and Escrow Agent agree as follows:

1.       Deposit of Source Code.

         (a) No later than one hundred twenty (120) days following the Effective Date of this Escrow Agreement, Infoseek shall deposit and Escrow Agent shall accept, for storage purposes only, the buildable available Source Code of each Licensed Software and any additional Licensed Software covered by the Underlying Agreement as at any time amended. Deposit shall be made at Data Securities International,
                  __________________________________.

         (b) Source Code shall include for Licensed Software copies of all current source code lines and any associated support documentation, excluding those portions of the Source Code which belong to third parties and are unavailable to Infoseek or which Infoseek has licensed from third parties which Infoseek does not have the right to sublicense or disclose to NYNEX.

2.       Title to Source Code.

Infoseek will retain ownership of all intellectual property contained in the deposited Source Code including all copyright, trade secret, patent or other intellectual property rights subsisting in such Source Code.

3.       Release of Source Code to NYNEX.

The copy of the Source Code on deposit in escrow pursuant to those Agreement shall be released to NYNEX only in accordance with the terms of this Agreement.

4.       Release Event; Escrow as Supplementary.

         (a) In the event Infoseek voluntarily commences a Chapter 7 proceeding under the Federal Bankruptcy Act and the proceeding remains undismissed for a period of one hundred twenty (120) days, then

                                    17 of 25

                  NYNEX shall so notify Escrow Agent in writing, providing evidence of the filing and the duration of such proceedings and make a formal demand that the Escrow Agent release the Source Code to NYNEX. Following expiration of such one hundred twenty (120) day period, the provisions of Section 5 shall not be applicable and Escrow Agent shall promptly release the Source Code to NYNEX.

         (b) Infoseek and NYNEX acknowledge that this Escrow Agreement is an "agreement supplementary to" the Underlying Agreement as provided in Section 365 (n) of Title 11, United states Code ("the Bankruptcy Code"). Infoseek acknowledges that if Infoseek as a debtor-in-possession or if a trustee in bankruptcy in a case under the Bankruptcy Code rejects the Underlying Agreement or this Escrow Agreement, NYNEX may elect to retain its rights under the Underlying Agreement and this Escrow Agreement as provided in Section 365 (n) of the Bankruptcy Code. Upon written request of NYNEX to Infoseek or the bankruptcy trustee, Infoseek or such bankruptcy trustee will not interfere with the rights of NYNEX as provided in the Underlying Agreement and this Escrow Agreement to obtain the Source Code from the bankruptcy trustee or from the Escrow Agent, and will, if requested, cause a copy of the Source Code to be available to NYNEX.

5.       Failure of Infoseek to Perform Support Services.

         (a)      (i)      If Infoseek or Infoseek's successor in interest
                           is unable to provide Support Services as required by the Underlying Agreement (and in breach of its obligation under that Underlying Agreement) because of the insolvency of Infoseek as defined in Article
                           1-201 (23) of the Uniform Commercial Code, NYNEX shall so notify Infoseek in writing ("Deficiency
                           Notice"), specifying in reasonable detail the basis for Infoseek's failure or inability to provide
                           Support Services. NYNEX shall serve a copy of the Deficiency Notice simultaneously upon the Escrow
                           Agent.

                  (ii) If Infoseek or Infoseek's successor in interest is unable to discharge any of its Support Services obligations as required by Section 8 of the Underlying Agreement (and in breach of its obligations under that Underlying Agreement), NYNEX shall so notify Infoseek in writing ("Deficiency Notice"), specified in reasonable detail the basis for such failure. NYNEX shall serve a copy of the Deficiency Notice simultaneously upon the Escrow Agent.

         (b) For a period of sixty (60) days after service of the Deficiency Notice ("Cure Period"), Infoseek shall have the right to cure the alleged deficiencies and shall correspond with and deal directly with NYNEX; provided, however, Infoseek and NYNEX shall promptly effect the Software support and Program error corrections process described In Exhibit C-1 hereto and NYNEX shall be entitled to seek the injunctive relief described therein, without recourse to Section 6 below.

         (c) If at the end of the Cure Period the alleged support deficiencies have not been cured NYNEX shall notify Infoseek and the Escrow Agent in writing, specifying in reasonable detail the deficiency with respect to the Support Services and make a Demand Notice.

         (d) If Infoseek disagrees with the Demand Notice specified in Paragraph 5 (c) above, Infoseek shall so notify the Escrow Agent and NYNEX in writing (Objection Notice) within thirty
                  (30) calendar days after receipt of the Demand Notice and Escrow Agent shall not release the Source Code unless otherwise directed by Infoseek and NYNEX jointly. Failure of Infoseek to give timely Objection Notice shall conclusively establish its consent to the immediate release of the Source Code to NYNEX under the terms of this Agreement.

                                    18 of 25

6.       Dispute Resolution.

         6.1 In the event of any dispute involving the release of the Source Code under Section 5, authorized representatives of Infoseek and NYNEX shall meet pursuant to Section 10.4 of the Underlying Agreement ("Dispute Resolution") and the parties shall attempt to expeditiously resolve such disputes in accordance thereunder.

         6.2 In the event of a Deficiency Notice given pursuant to Paragraph 5 (a) (ii) above which leads to a dispute pursuant to Paragraph 6.1 and the dispute fails to get resolved pursuant to the timeframes specified in Section 10.4 of the Underlying Agreement, then either party may seek binding arbitration in accordance with the commercial rules of the American Arbitration Association then in effect to resolve the dispute. Such arbitration shall take place in Santa Clara, California and shall be conducted by three (3) arbitrators, one (1) which shall be selected by each party and the third which shall be selected by the other two arbitrators within the time limits established by the existing rules of the American Arbitration Association. The chairman of such panel of arbitrators shall be an attorney at law, and the other arbitrators shall have a background or training in either computer law, computer science or marketing or computer industry products. Each arbitrator shall be knowledgeable in business information and data processing systems. The arbitrators shall have the authority to permit discovery, the extent deemed appropriate by the arbitrators, upon request of a party. The arbitrators shall have no power or authority to add to or detract from the agreements of the parties, and the cost of the arbitration shall be borne equally. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. The parties stipulate that the Superior Court of the County of Santa Clara, California or the United States District Court for the Northern District of California are courts of competent jurisdiction for this purpose.

7.       License of Source Code.

         7.1 If the Source Code is delivered out of escrow to NYNEX pursuant to Section 4 (Bankruptcy/Insolvency) of this Escrow Agreement, NYNEX shall be licensed by Infoseek subject to the conditions of this Escrow Agreement and the Underlying Agreement pursuant to a non-transferable, non-exclusive, fully-paid, license to the Source Code for a term of the lesser of the remaining duration of the term of the Underlying Agreement or until Infoseek shall have or Infoseek's successor-in-interest shall have a reasonably demonstrable capability of meeting the Support Services obligations under the Underlying Agreement. The license entitles NYNEX solely to use, copy, modify, maintain and update the Source Code in all such respects as may be necessary for NYNEX to maintain and update Licensed Software. Infoseek also grants NYNEX the rights specified in Section 8 below.

         7.2 If the Source Code is delivered out of escrow to NYNEX pursuant to Section 5 (Failure to Perform Support Services) of this Escrow Agreement, NYNEX shall be licensed by Infoseek subject to the conditions of this Escrow Agreement and the Underlying Agreement, pursuant to a non-exclusive, non-transferable license solely to use, copy, modify, maintain and update the Source Code in all such respects as may be necessary for NYNEX to maintain and update the existing licenses received and sublicenses granted by or through NYNEX under the Underlying Agreement for the Licensed Software. NYNEX shall have no license to grant new sublicenses. Infoseek also grants NYNEX the rights specified in Section 8 below.

                                    19 of 25

         7.3 NYNEX shall indemnify Infoseek against any losses actually incurred by Infoseek as a result of NYNEX wrongfully gaining access to the Source Code and/or failing to observe the restrictions and conditions as to its use as set forth herein.

8.       Confidentiality and Use of Source Code.

         (a) Upon release of the Source Code to NYNEX pursuant to this Escrow Agreement, NYNEX shall preserve the Source Code in confidence in accordance with the same degree of care practiced by it, but not less than reasonable care, to safeguard its proprietary source code against unauthorized use and disclosure, and shall use the Source Code only as authorized under this Escrow Agreement and the Underlying Agreement.

         (b) This Section 8 shall survive the termination of this Escrow Agreement for a period of twenty-five (25) years.

9.       Fees.

         NYNEX shall pay to Escrow Agent, in advance, fees at the standard rate prescribed from time to time by Escrow Agent for performance of services under this Escrow Agreement.

10. No Duty to Inquire into Truth, Authenticity of Authority/Right to Require Additional Documents,

         Escrow Agent shall not be required to inquire into the truth of any statements or representations contained in any notices, certificates or other documents required or otherwise provided hereunder, and shall be entitled to assume that the signatures on such documents are genuine, that the persons signing on behalf of any party thereto are duly authorized to execute the same, and that all actions necessary to render any such documents binding on the party purportedly executing the same have been duly undertaken. Without in any way limiting the foregoing, Escrow Agent may in it's discretion require from Infoseek or NYNEX additional documents which it deems to be necessary or desirable in the course of performing its obligations hereunder.

11.      No Liability.

         Both Infoseek and NYNEX agree to and hereby do release Escrow Agent from and against any and all liability to them for losses, damages, and expenses (including attorneys' fees) that may be incurred by them on account of Escrow Agent's compliance in good faith with the terms of this Escrow Agreement.

12.      Notices.

         Notices, demands and other communications under this Agreement shall be delivered by registered or certified mail, return receipt requested, to the intended recipient at the address set forth below, or to such other address as such recipient shall have designated by notice to the sending party. Notices shall be deemed to have been given and received when signed for on the return receipt.

                                    20 of 25

If to Infoseek:                           If to NYNEX:
Attn: General Counsel                     Attn: _______________________
Infoseek Corporation                      NYNEX Information Technologies Company
2620 Augustine Drive, Suite 250           35 Village Road
Santa Clara, CA 95054                     Middleton, MA 01949
Telephone: (408) 567-2700                 Telephone: (508) ________
FAX: (408) 986-1889                       FAX: (508) 762-1066

If to Escrow Agent:
Attn: Escrow Officer
Data Securities International

- -----------------------------
- -----------------------------
Telephone
         --------------------
Fax:
    -------------------------

13.      Termination.

         This Escrow Agreement shall remain in full force and effect until the expiation or termination of the Underlying Agreement, unless terminated earlier in accordance with the provisions of this Escrow Agreement. This Escrow Agreement may not be terminated or modified except in writing signed by Escrow Agent, Infoseek and NYNEX. Upon termination of this Escrow Agreement Escrow Agent shall return Source Code to Infoseek.

14.      Entire Agreement.

         This Escrow Agreement and the Underlying Agreement set forth and the entire agreement and understanding between the parties relating to the subject matter hereof, superseding and merging all prior and contemporaneous discussions, proposals, and agreements, oral or written, and all other communications between the parties relating to this Escrow Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement by their duly authorized representatives as of the date or dates set forth below.

NYNEX INFORMATION TECHNOLOGIES                              INFOSEEK CORPORATION
COMPANY
                                                            By:
                                                               -----------------------------------
By:
   ----------------------------
                                                            Print Name ---------------------------

Print Name
          ---------------------
                                                            Title
                                                                  ---------------------------------
Title
      -------------------------
                                                            Date
                                                                 ----------------------------------
Date
     --------------------------

                                    21 of 25

DATA SECURITIES INTERNATIONAL

By:
   --------------------------------------

Print Name
          -------------------------------

Title
      -----------------------------------

Date
    -------------------------------------

                                    22 of 25

                                   EXHIBIT C-1
                 SOFTWARE SUPPORT AND PROGRAM ERROR CORRECTIONS

Support to NYNEX for Program Error diagnosis and primary responsibility for correcting Licensed Software Errors or Documentation errors will be in the Infoseek organization.

NYNEX will attempt to diagnose all incoming problem reports; however, it may be necessary to send problems and problem files to Infoseek for final diagnosis. Infoseek shall have the capability to receive files electronically by modem from NYNEX.

The severity of a Program Error will determine the response and correction time requirements. A "critical" Program Error is one that makes the product substantially non-functional, without an available workaround, and is a Severity level 1 in the classification outlined below. A "non-critical" Program Error is Severity levels 2, 3 or 4 in the classification.

Infoseek shall use its reasonable best efforts to report known bugs and their workarounds to NYNEX in written or electronic form as soon as such workarounds are made generally available to Infoseek's customers.

Infoseek shall use its reasonable best efforts to address all "critical" or "non-critical" Program Errors or bugs as described below:

SEVERITY OF PROGRAM ERRORS        RESPONSE REQUIREMENTS
- --------------------------        ---------------------
"Critical"
NYNEX Severity level 1            1.       Acknowledge within four (4) working
                                           hours.

                                  2.       Provide a workaround upon
                                           acknowledgment, if available.

                                  3. If the Program Error can be corrected without a binary change, Infoseek will provide a workaround or fix to NYNEX within one (1) week of Infoseek's acknowledgment, or NYNEX will provide a reasonable explanation why the Program Error requires a longer interval to correct.

                                  4.       If the Program Error must be
                                           corrected by a binary change,
                                           Infoseek will provide a workaround or
                                           fix, at the earliest, approximately
                                           two (2) weeks after acknowledgment,
                                           or Infoseek will provide a reasonable
                                           explanation why the Program Error
                                           requires a longer interval to
                                           correct.

If Infoseek fails to perform its obligations under Items 3 or 4 above, NYNEX shall be entitled to seek injunctive relief demanding specific performance, or, if appropriate, access to the relevant available Source Code for the affected portion of the Licensed Software. In the event NYNEX is granted access to such Source Code such access shall be subject to the restrictions, limitations and obligations applicable to NYNEX set forth in the Source Code Escrow Agreement attached as Exhibit C to the Agreement, and shall be deemed as received pursuant to Section 5(a)(i) of such Escrow Agreement, regardless of whether Section 4 (a) of such Escrow Agreement would have been

                                    23 of 25
otherwise applicable or not; provided, however, NYNEX shall have access to the Source Code solely for the purpose of effecting the applicable Program Error Correction and solely for the period of time, not to exceed sixty (60) days, necessary to effect the Program Error Correction; NYNEX shall promptly thereafter return to the Escrow Agent the Source Code and all copies thereof, and shall provide to Infoseek all modifications and additions made to the Source Code to effect the Program Error Correction well as a copy of any revised binary code created thereby. Access to Source Code for Third Party Portions under this Exhibit C-1 and Exhibit C shall occur solely to the extent, if any, Infoseek shall have been granted rights from the applicable Third Party consistent therewith to provide such Source Code to Licensee.

"Non-critical"                         1. Acknowledge within four (4) working
NYNEX Severity levels 2, 3 or 4            hours.

                                       2. Workaround/fix provided if and when
                                           available. Provide a workaround upon
                                           acknowledgment, if available.

                                        3. Provide NYNEX with a fix, if and when
                                           available in a subsequently released
                                           product.

                                    24 of 25

The severity level of a Program Error will be jointly determined by Infoseek and NYNEX pursuant to the following definitions:

Program Error Severity Levels

1.       Major impact* and no workaround** exists

2.       Major impact, but a workaround exists

3.       Significant deviation from Documentation

4. Minor deviation from Documentation, inconsistent or inconvenient to use.

5.       No bug, determined to be operator error or a third party error

6.       Enhancement


- ----------------
* Major impact- directly attributable to Licensed Software and not attributable to any hardware, server, operating system or window manager and causes the workstation, network or software to crash under normal operating conditions, severely impacts production or results in corruption of datafile.

** Workaround- an alternative that can be used to obtain the same functionality.



                                    25 of 25